Exhibit 99.1
PRAXAIR DISTRIBUTION ANNOUNCES PRICE ACTIONS EFFECTIVE DECEMBER 1, 2009
DANBURY, Conn., November 6, 2009 — Praxair Distribution, Inc., a subsidiary of Praxair, Inc. (NYSE: PX), is notifying its industrial, medical and specialty gas cylinder customers through its direct locations and its majority-owned joint ventures in the U.S. and Canada of price actions effective December 1, 2009 or as otherwise permitted by customer contracts.
Increases will be up to:
•	10% for oxygen, nitrogen, argon, carbon dioxide and specialty gases

•	8% for fuel gases

•	10% for cylinder rental/leases and facility fees

•	4% for equipment and consumables
          In some circumstances, price adjustments may be higher or lower than these percentages, depending on product and supply conditions.
          These actions will enable Praxair to provide packaged gas customers with consistent, reliable supply under current reduced plant and distribution efficiencies and position Praxair to meet future demand as the economy recovers.
          Praxair, Inc. is the largest industrial gases company in North and South America and one of the largest worldwide, with 2008 sales of $10.8 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
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Contacts:
Maureen Fama, Media (203) 837-2025 – maureen_fama@praxair.com
Elizabeth Hirsch, Investors (203) 837-2354 -liz_hirsch@praxair.com